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                                                                    EXHIBIT 11.1

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

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
                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1994         1995        1996
                                                              --------     --------     -------
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                            DATA)
Net income (loss)...........................................  $   (122)    $   (568)    $   868
                                                              ========     ========     ========
Weighted average common shares outstanding..................    14,005       15,088      16,110
Dilutive effect of stock options pursuant to SEC rules......     1,786        1,786       1,786
                                                              --------     --------     --------
Weighted average common shares used to compute earnings per
  share -- Historical.......................................    15,791       16,874      17,896
                                                              ========     ========
Conversion of preferred stock weighted average shares -- Pro
  Forma.....................................................                                899
                                                                                        --------
Weighted average shares used to compute earnings per
  share -- Pro Forma........................................                             18,795
                                                                                        ========
Net income (loss) per share -- Historical...................  $  (0.01)    $  (0.03)    $  0.05
                                                              ========     ========     ========
Net income per share -- Pro Forma...........................                            $  0.05
                                                                                        ========
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